Exhibit 23.1

Letterhead of Grant Thornton LLP

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated April 15, 2015 with respect to the consolidated financial statements and internal control over financial reporting of Argan, Inc. included in the Annual Report on Form 10-K for the year ended January 31, 2015, which are incorporated by reference in this Registration Statement.   We consent to the incorporation by reference of the aforementioned reports in the Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Baltimore, Maryland

January 8, 2016